Exhibit 99.2

inTEST Corporation

SECOND QUARTER 2021 FINANCIAL RESULTS ANNOUNCEMENT

CONFERENCE CALL SUPPLEMENTAL INFORMATION

AUGUST 6, 2021

inTEST Corporation (NYSE American: INTT) is providing this Supplemental Information in conjunction with our 2021 second quarter press release in order to provide shareholders and analysts with additional information and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, Friday, August 6, 2021, at 8:30 am EDT. To access the conference call, please dial (323) 289-6576 or (800) 437-2398. The passcode for the conference call is 5369295. Please reference the inTEST 2021 Q2 Financial Results Conference Call. In addition, a live webcast will be available on inTEST’s website, www.intest.com under the “Investors” section and a replay of the webcast will be available for one year following the live broadcast.

The historical roots of inTEST serve the inherently cyclical semiconductor market. In addition, we also serve a number of diversified growth markets for our precision equipment. As the cornerstone of inTEST, the semiconductor market (Semi Market) is an important component of our business. Complementing this market is our ‘Non-Semi’ market, which is referred to as ‘Multimarket.’ ‘Multimarket’ represents our diversification and refers to any markets other than the semiconductor market. This stems from our strategic objective of growing our business in non-semiconductor markets both organically as well as through acquisition. It is important to note that business within our Thermal segment can fall into either ‘Semi’ or ‘Multimarket,’ depending upon how our customers utilize our products or upon their respective applications.

Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, and EBITDA. Adjusted net earnings (loss) is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings (loss). Adjusted net earnings (loss) per diluted share is derived by dividing adjusted net earnings (loss) by diluted weighted average shares outstanding. EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, and depreciation to net earnings (loss). These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and EBITDA are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as this expense may not be indicative of our current core business or future outlook. These non-GAAP financial measures are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings (loss) and net earnings (loss) per diluted share to adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share, and from net earnings (loss) to EBITDA, which are discussed in this Supplemental Information, are contained in the tables below. The non-GAAP financial measures discussed in this Supplemental Information may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Summary of Business and Financial Highlights

Today we reported the following results for the second quarter of 2021:

●	Bookings were $25.1 million, essentially flat compared to $25.2 million reported for Q1 2021, and up 80% from $13.9 million reported for Q2 2020.

●	Semi bookings were $16.5 million, down 4% from $17.2 million reported for Q1 2021 and up 126% from $7.3 million reported for Q2 2020.

●	Multimarket bookings were $8.6 million, up 6% from $8.1 million reported for Q1 2021 and up 30% from $6.6 million reported for Q2 2020.

●	Multimarket bookings were 34% of total bookings for Q2 2021, compared to 32% in Q1 2021 and 48% in Q2 2020.

●	Net revenues were $21.8 million, up 12% from $19.6 million reported for Q1 2021, and up 64% from $13.3 million reported for Q2 2020.

●	Semi net revenues were $15.7 million, up 18% from $13.3 million reported for Q1 2021, and up 129% from $6.9 million reported for Q2 2020.

●	Multimarket net revenues were $6.1 million, down 1% from $6.2 million reported for Q1 2021 and down 4% from $6.4 million reported for Q2 2020.

●	Multimarket net revenues were 28% of total net revenues for Q2 2021, compared to 32% in Q1 2021 and 48% in Q2 2020.

●	Gross margin was $11.0 million or 50%, up from $9.5 million or 49% reported for Q1 2021, and up from $6.1 million or 46% reported for Q2 2020.

●	Operating income was $3.0 million, up from $2.6 million reported for Q1 2021 and up from $201,000 reported for Q2 2020.

●	Net earnings were $2.6 million or $0.24 per diluted share, up from $2.2 million or $0.21 per diluted share reported for Q1 2021, and up from $170,000 or $0.02 per diluted share reported for Q2 2020.

●

Q2 2021 results included non-recurring costs of $424,000, details of which are included in this Supplemental Information. These charges were related to the retirement of our former CFO and the consolidation of our EMS Products Segment. When tax effected, these charges amounted to $362,000 or $0.03 per diluted share.

●

Q1 2021 results included non-recurring costs of $55,000, details of which are included in this Supplemental Information. These charges were related to the consolidation of our EMS Products Segment. When tax effected, these charges amounted to $47,000 or less than $0.01 per diluted share.

Summary of Bookings and Net Revenues

Bookings by end market served in dollars and as a percentage of total bookings and net revenues by end market served in dollars and as a percentage of total net revenues for the periods presented:

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2021		3/31/2021		$	%	6/30/2020		$	%
Bookings
Industrial	$4,960	19.8%	$6,224	24.7%	$(1,264)	-20.3%	$3,476	25.0%	$1,484	42.7%
Electronic Test	3,613	14.4%	1,832	7.3%	1,781	97.2%	3,143	22.6%	470	15.0%
Multimarket (Non-Semi)	$8,573	34.2%	$8,056	32.0%	$517	6.4%	$6,619	47.6%	$1,954	29.5%
Semi Market	16,532	65.8%	17,174	68.0%	(642)	-3.7%	7,299	52.4%	9,233	126.5%
	$25,105	100.0%	$25,230	100.0%	$(125)	-0.5%	$13,918	100.0%	$11,187	80.4%

Net Revenues
Industrial	$4,244	19.5%	$3,828	19.6%	$416	10.9%	$3,899	29.3%	$345	8.8%
Electronic Test	1,899	8.7%	2,408	12.3%	(509)	-21.1%	2,518	19.0%	(619)	-24.6%
Multimarket (Non-Semi)	$6,143	28.2%	$6,236	31.9%	$(93)	-1.5%	$6,417	48.3%	$(274)	-4.3%
Semi Market	15,677	71.8%	13,320	68.1%	2,357	17.7%	6,858	51.7%	8,819	128.6%
	$21,820	100.0%	$19,556	100.0%	$2,264	11.6%	$13,275	100.0%	$8,545	64.4%

Second quarter 2021 Multimarket bookings were $8.6 million, or 34% of total bookings, compared with $8.1 million, or 32% of total bookings in the first quarter.

Second quarter 2021 Multimarket net revenues were $6.1 million, or 28% of total net revenues, compared with $6.2 million, or 32% of total net revenues in the first quarter.

Top 10 customers represented 45% of year-to-date net revenues as of the end of the second quarter and Texas Instruments represented 14% of net revenues on a year-to-date basis.

Net revenues shipped into China on a year-to-date basis as of June 30, 2021 were $4.7 million or 11% of consolidated net revenues.

Summary of Component Material Costs, Cost of Revenues and Gross Margin

Component material costs, cost of revenues and gross margin in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s)	Three Months Ended
	6/30/2021		3/31/2021		6/30/2020
Consolidated
Component material costs	$7,899	36.2%	$7,076	36.2%	$4,378	33.0%
Cost of revenues	$10,858	49.8%	$10,035	51.3%	$7,208	54.3%
Gross margin	$10,962	50.2%	$9,521	48.7%	$6,067	45.7%

Second quarter 2021 gross margin was $11.0 million, or 50.2%, as compared with $9.5 million, or 48.7%, in the first quarter. The improvement in the gross margin percentage was primarily the result of a more favorable absorption of our $2.4 million in fixed manufacturing costs, which represented 11% of net revenues in Q2 2021 compared to 13% of net revenues in Q1 2021.

Summary of Results of Operations

Results of operations in dollars and as a percentage of total net revenues in the periods presented:

	Three Months Ended
($'s in 000s, except per share data)					Change				Change
	6/30/2021		3/31/2021		$	%	6/30/2020		$	%
Net revenues	$21,820	100.0%	$19,556	100.0%	$2,264	11.6%	$13,275	100.0%	$8,545	64.4%
Cost of revenues	10,858	49.8%	10,035	51.3%	823	8.2%	7,208	54.3%	3,650	50.6%
Gross margin	10,962	50.2%	9,521	48.7%	1,441	15.1%	6,067	45.7%	4,895	80.7%
Selling expense	2,605	11.9%	2,403	12.3%	202	8.4%	1,761	13.3%	844	47.9%
R&D expense	1,356	6.2%	1,322	6.8%	34	2.6%	1,217	9.2%	139	11.4%
G&A expense	3,769	17.2%	3,161	16.1%	608	19.2%	2,850	21.4%	919	32.2%
Restructuring and other charges	197	0.9%	55	0.3%	142	258.2%	38	0.3%	159	418.4%
Operating expenses	7,927	36.3%	6,941	35.5%	986	14.2%	5,866	44.2%	2,061	35.1%
Operating income	3,035	13.9%	2,580	13.2%	455	17.6%	201	1.5%	2,834	1410.0%
Other income (expense)	21	0.1%	(2)	0.0%	23	1150.0%	(18)	-0.1%	39	216.7%
Pre-tax income	3,056	14.0%	2,578	13.2%	478	18.5%	183	1.4%	2,873	1569.9%
Income tax expense	447	2.0%	366	1.9%	81	22.1%	13	0.1%	434	3338.5%
Net income	$2,609	12.0%	$2,212	11.3%	$397	17.9%	$170	1.3%	$2,439	1434.7%

Diluted EPS	$0.24		$0.21				$0.02
Weighted Avg Shares - diluted	10,765		10,329				10,259

EBITDA	$3,530	16.2%	$3,038	15.5%	$492	16.2%	$672	5.1%	$2,858	425.3%

Results of Operations Highlights

Selling expense increased by 8% sequentially to $2.6 million for the second quarter. The $202,000 increase was driven primarily by increased commission expense on higher net revenue levels and, to a lesser extent, by increased salary & benefit costs associated with headcount investments.

Second quarter engineering and product development expense increased 3% sequentially to $1.4 million. The $34,000 increase was primarily driven by headcount additions associated with growth investments as well as increased spending on product development.

General and administrative expense increased 19% sequentially to $3.8 million for the second quarter. Restructuring and other charges were $197,000 for the second quarter, up from $55,000 in the first quarter. Non-recurring costs were the primary driver of this $750,000 total increase. During the second quarter we incurred $424,000 of non-recurring costs, of which $347,000 related to the CFO transition and $77,000 were associated with our previously announced manufacturing consolidation of our EMS Products segment. The final integration of our EMS manufacturing operation has taken longer than originally anticipated primarily as a result of the significant increase in the business activity for this segment in the first half of 2021. During the second quarter, we delayed some integration activities and allocated our resources instead to meet customer demand for shipments of our products. We currently expect to complete the integration of the EMS manufacturing operations in the third quarter and expect to incur additional charges in the range of $50,000 to $100,000. Although the actions to complete the consolidation have been spread out over a longer period than originally planned, the total cost to complete the consolidation is currently estimated to be approximately $1.1 million as compared to $1.3 million which was our estimate of total costs when we undertook the actions during the fourth quarter of 2020.

In terms of recurring general & administrative costs, the main drivers of increase were higher levels of professional service fees associated with our various strategic initiatives and an increase in stock-based compensation expense reflecting a higher stock price at the time of the issuance of annual awards in March and April.

Other income was $21,000 in the second quarter compared to $2,000 in the first quarter. Our second quarter other income included a gain on the sale of an asset. Our first quarter other income reflected a higher level of foreign exchange losses.

We recorded income tax expense of $447,000 in the second quarter, reflecting a 15% effective tax rate. This compares to income tax expense of $366,000 accrued in the first quarter, which reflected an effective tax rate of 14%. We currently expect that our effective tax rate for the balance of 2021 will range from 14% to 16%.

For the quarter ended June 30, 2021, we had net earnings of $2.6 million or $0.24 per diluted share, compared to net earnings of $2.2 million or $0.21 per diluted share for the first quarter. As previously noted, our second quarter results included $424,000 in non-recurring charges, and when tax effected, these costs amounted to $362,000 or approximately $0.03 per diluted share. Our first quarter results included $55,000 in non-recurring charges, and when tax effected, these costs amounted to less than a penny per diluted share.

Diluted weighted average shares outstanding were 10,764,936 for the second quarter of 2021. We issued 44,741 shares of restricted stock and had forfeitures of 18,125 shares of restricted stock. During the second quarter we saw 45,835 option shares exercised, which raised $285,000 in cash proceeds.

Depreciation expense was $167,000 for the second quarter (compared to $156,000 in the first quarter), while acquired intangible amortization was $305,000 (essentially unchanged from $304,000 for the first quarter). Stock-based compensation expense was $454,000 for the second quarter of 2021 (compared to $269,000 for the first quarter). The increase in stock-based compensation expense primarily reflects that the 2021 issuances of restricted stock and options that occurred in the first half of the year were at much higher prices per share than our historical stock-based compensation awards. In addition, we had $91,000 of stock-based compensation expense during the second quarter that was a result of the modification of certain awards held by our former CFO at the date of his retirement. This amount was net of the reversal of expense for the awards which he forfeited at his retirement date.

EBITDA increased from $3.0 million for the first quarter to $3.5 million reported for the second quarter.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at the end of the second quarter were $14.6 million, up $4.4 million or 44% from March 31, 2021. During the quarter we generated $4.2 million of cash from operations. We currently expect cash and cash equivalents to increase throughout 2021 before the impacts of any acquisition related activities.

In early April 2021, we increased the amount of our revolving credit facility from $7.5 million to $10.0 million and extended the term of the revolver from 364 days to 3 years. The increase in term also included the implementation of a 15 basis-point non-usage fee.

Accounts receivable decreased $655,000 or 5% sequentially to $12.8 million at June 30, 2021 with 54 DSO.

Inventories increased $490,000 or 6% sequentially to $8.7 million at June 30, 2021, which corresponded to 100 days of inventory.

Capital expenditures during the second quarter were $75,000, down from $388,000 in the first quarter. Included in the first quarter capital expenditures was $236,000 for tenant improvements to our Mt. Laurel, NJ facility related to our EMS facility consolidation, which essentially completed these tenant improvements.

The backlog at the end of June was $20.4 million, up $3.3 million or 19% from $17.1 million at March 31, 2021.

Summary of Non-Recurring Costs

($ in 000's)		Three Months Ended
Description	Notes	6/30/2021	3/31/2021	6/30/2020
Costs associated with the CEO transition (legal, consulting)				136
Costs associated with the CFO retirement/transition
Severance costs	A	120
Other costs (legal, stock-based compensation)	B	227
		347	-	-
EMS facility consolidation	A	77	55
Ambrell restructuring costs	A			38
Hazard stipend	B			42
Total Non-Recurring Costs		424	55	216

Total Non-Recurring Costs, net of tax		362	47	201
Total Non-Recurring Costs, net of tax per diluted share		$0.03	$0.00	$0.02

Notes:
Items noted by "A" above are included in "Total Restructuring and Other Charges" on our consolidated statements of operations.
Items noted by "B" above are included in "General and Administrative Expense" on our consolidated statements of operations.

Reconciliation of Net Earnings (GAAP) to EBITDA (Non-GAAP)

($ in 000s)	Three Months Ended
	6/30/2021	3/31/2021	6/30/2020

Net earnings (GAAP)	2,609	2,212	$170
Acquired intangible amortization	305	304	309
Interest expense	2	-	25
Income tax expense	447	366	13
Depreciation	167	156	155
EBITDA (Non-GAAP)	3,530	3,038	$672

Forward-Looking Statements

This Supplemental Information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this Supplemental Information as well as the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; the success of our strategy to diversify our business by entering markets outside the Semi Market; our ability to successfully consolidate our EMS operations without any impact on customer shipments, quality or the level of our warranty claims and to realize the benefits of the consolidation; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this Supplemental Information is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this Supplemental Information to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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